EXHIBIT 99.1

GENERAL FINANCE CORPORATION ANNOUNCES PRICING OF PUBLIC OFFERING OF 7.875% SENIOR NOTES DUE 2025

PASADENA, CA – October 21, 2020 – General Finance Corporation (NASDAQ:GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions (the “Company”), announced that it has priced an underwritten public offering of $60.0 million in principal amount of 7.875% Senior Notes due 2025 (the “Notes”) today. The offering is subject to customary closing conditions and is expected to close on or about October 27, 2020. The Company expects to list the Notes on the NASDAQ Global Market under the symbol “GFNSZ” and the Notes to commence trading within 30 days of the original issue date.

In connection with the offering, the Company has granted the underwriters an option for 30 days to purchase up to an additional $9.0 million in aggregate principal amount of the Notes to cover overallotments, if any.

The Company intends to use the net proceeds from the Notes offering to redeem a portion of the $77.4 million principal amount of its 8.125% Senior Notes due July 2021.

D.A. Davidson & Co., B. Riley Securities, Inc. and Janney Montgomery Scott LLC are acting as joint book-running managers for the Notes offering. William Blair & Company, National Securities Corporation and Wedbush Securities, Inc.  will serve as co-lead managers for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. The offering will be made only by means of a prospectus supplement and a related prospectus, copies of which may be obtained on the SEC’s website at www.sec.gov or by contacting:

D.A. Davidson & Co.
611 Anton Blvd.
Suite 600
Costa Mesa, CA 92626
(800) 332-5915
Email: prospectusrequest@dadco.com

B. Riley Securities, Inc.
1300 17th Street North
Suite 1400
Arlington, VA 22209
(703) 312-9580 (collect)
Email: prospectuses@brileyfin.com

Janney Montgomery Scott LLC
Attention: Syndicate Department
1717 Arch Street
Philadelphia, PA 19103
(215) 665-4450 (collect)
Email: prospectus@janney.com

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities. The Notes may not be sold in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of wholly-owned Royal Wolf (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc.(www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings.  The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and, under the trade name Southern Fabrication Specialties (www.southernfabricationspecialties.com), other steel-related products in North America.

Investor Contact

Larry Clark
Financial Profiles, Inc.
lclark@finprofiles.com
310-622-8223